Exhibit 99.2

Quotient Reports Positive Concordance Data from MosaiQ Verification and

Validation Studies for Blood Grouping and Announces Financing

•	Verification & Validation (“V&V”) “head-to-head” studies confirm targeted concordance levels for all blood grouping assays

•	Overall concordance for blood grouping – 99.8%, demonstrating the robustness of the MosaiQ platform

•	European field trials planned to commence prior to year-end

•	Announces the sale of ordinary shares and warrants with intial proceeds of $40 million

JERSEY, Channel Islands, October 25, 2017 (GLOBENEWSWIRE) — Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company, today reported positive concordance data for the MosaiQ blood grouping microarray generated in V&V head-to-head studies.

“V&V head-to-head data announced today represent the achievement of an important milestone before MosaiQ enters field trials in Europe over the next one to two months. The strength of the data gives us great confidence in the results of those field trials and ultimately in our ability to commercialize MosaiQ. Overall concordance for blood grouping, at 99.8%, demonstates the robustness and reliability of MosaiQ as a diagnostics platform” said Paul Cowan, Chairman and Chief Executive Officer of Quotient who added “I am also pleased that we have strengthened our balance sheet through our recently announced private placement, which was led by a small group of existing shareholders, with participation by directors and management. This financing is an added vote of confidence for what we have achieved to date and what we have the potential to achieve in the future.”

Assay Performance

Results of the V&V head-to-head studies for the MosaiQ IH Microarray (the initial blood grouping microarray) indicate that MosaiQ achieved the required targeted performance compared with predicate technologies for all assays. The V&V data were derived using microarrays manufactured in Quotient’s validated, high-volume manufacturing facility and run on field trial-ready instruments.

MosaiQ IH Microarray—Antigen Typing

A summary of the V&V head-to-head study results for antigen typing compared with the predicate technology is set out below:

Blood Group Antigen	A	B	D	C	c	E	e	Cw	K	k
Concordance	100.0%	99.9%	99.5%	100.0%	99.0%	100.0%	99.7%	100.0%	100.0%	100.0%

The above results imply overall concordance of 99.8% for MosaiQ. In this study 1,143 donor samples were tested and the results compared with predicate technologies.

MosaiQ IH Microarray—Antibody Detection

The V&V head-to-head study for antibody detection achieved 99.0% concordance compared with the predicate technology. In this study 1,096 donor samples were tested.

Regulatory and Commercial Milestones – For Next Twelve Months

•	European Field Trials – Quotient expects to commence European field trials before year end

•	European Regulatory Approval – Upon the successful completion of European field trials Quotient expects to file promptly for European regulatory approval for MosaiQ

•	European Commercialization – Quotient has commenced the commercialization of MosaiQ in Europe, where it has already received invitations to participate in tenders currently expected to be awarded in the middle of CY18

•	U.S. Field Trials and subsequent Regulatory Filing will follow the successful completion of European field trials.

Private Placement Transcation

On October 25, 2017, Quotient announced a private placement of ordinary shares and warrants. The initial aggregate gross proceeds of the private placement are expected to be approximately $40 million. A further $49 million is expected to be received prior to July 31, 2018, assuming full exercise of the Warrants.

MosaiQ Platform

MosaiQ, Quotient’s next-generation platform is designed to deliver fast, comprehensive antigen typing, antibody detection and disease screening results, using a single low volume sample in a high throughput automated format. MosaiQ represents a transformative and highly disruptive unified testing platform for transfusion diagnostics. Feasibility has also been demonstrated with respect to the detection of nucleic acids (DNA or RNA) using the MosaiQ platform. Through MosaiQ, Quotient expects to deliver substantial value to donor testing laboratories worldwide by providing affordable, routine comprehensive characterization and screening of blood products, on a single automated instrument platform designed to radically reduce labor costs and complexity associated with existing practice.

About Quotient Limited

Quotient is a commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the provision of innovative tests within established markets. With an initial focus on blood grouping and serological disease screening, Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by existing commercially available transfusion diagnostic instrument platforms. The Company’s operations are based in Edinburgh, Scotland; Eysins, Switzerland and Newtown, Pennsylvania.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the Company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Chris Lindop, Chief Financial Officer – chris.lindop@quotientbd.com; +41 22 545 52 26